Exhibit 16.1

June 11, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Mediabistro Inc.

Commission File No. 000-26393

We have read the statements that we understand Mediabistro Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Rothstein Kass

Rothstein Kass